May 2024 Investor Presentation Cheetah Net Supply Chain Service Inc. (Nasdaq: CTNT) Issuer Free Writing Prospectus dated April 30 , 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 28 , 2024 Registration Statement No. 333 - 276300

2 2 This free writing prospectus relates to the proposed public offering of Class A common stock of Cheetah Net Supply Chain Service Inc . (“Cheetah Net”, “we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1951667 / 000110465924040583 /tm 249934 d 1 _s 1 a . htm The Registration Statement became effective on April 26 th . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our placement agent will arrange to send you the prospectus if you contact AC Sunshine Securities LLC, 7380 W . Sand Lake Road, STE 500 , Orlando, FL 32819 , or send email to info@acsunshine . com , or contact Cheetah Net Supply Chain Service Inc . via email : info@cheetah - net . com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . FREE WRITING PROSPECTUS STATEMENT

3 3 DISCLAIMER This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section . Moreover, we operate in a competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations .

4 4 ISSUER: Cheetah Net Supply Chain Service Inc. TICKER SYMBOL: Nasdaq Capital Market: CTNT OFFERING SIZE: Up to 10,000,000 shares of Class A common stock on a best effort basis CURRENT MARKET PRICE: The closing price of our Class A common stock as reported on the Nasdaq Capital Market on April 29, 2024 was $1.28 OFFERING TYPE: Follow - on Offering SECURITIES OFFERED: Class A Common Stock ANTICIPATED USE OF PROCEEDS: • Approximately 45% for funding working capital • Approximately 55% for developing our warehousing and logistics services PLACEMENT AGENT: AC Sunshine Securities LLC See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. OFFERING SUMMARY

5 5 • Supplier of parallel - import vehicles (1) sourced in the U.S. to be sold to the Chinese market • Experienced in international trading with deep insight into industry - specific challenges • Closed the acquisition of Edward Transit Express Group Inc., a California - based global non - vessel operating common carrier, in February 2024, to reduce operating costs and to become a logistics and warehousing service provider to other small - and medium - sized traders • Offering third - party financial services for upstream and downstream dealers throughout the entire parallel - import vehicle trade value chain (1) Parallel - import vehicles are called parallel trade imported vehicles in full. They refer to vehicles purchased by traders/de alers from overseas markets and imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems. (2) All figures are as of December 31, 2023 . Brands we have sold All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply th at a license of any kind has been granted. 389 Purchasing Agents (2) as of 12/31/2023 $119 M + Value of purchases January 2021 through 12/31/ 2023 V ehicles sold January 2021 through 12/31/ 2023 1153 COMPANY OVERVIEW See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

6 6 A significant but fragmented and underserved market with growth potential, though currently impacted by weak economic conditions and a shift in consumer demand to electric vehicles Parallel - import vehicle provider with a large team of professional purchasing agents, currently expanding warehousing and logistics services to reduce expenses and provide third - party services Visionary global management team with in - depth industry experience Striving to become one - stop solution for small - and medium - sized traders in the global supply chain sector beyond parallel - import vehicles See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 6 INVESTMENT HIGHLIGHTS

Procurement by Cheetah Purchasing Agents U.S. Authorized Dealerships Warehouses Domestic Logistics Cross - border Logistics P.R. China - Based Wholesalers Other U.S. Parallel - Import Dealers BUSINESS MODEL - Parallel - Import Vehicle Transactions See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. (Cheetah) (Cheetah) 7 Parallel - Import Vehicle Transactions Cross - border Logistics (Cheetah)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 8 Third - Party Logistics, Warehousing, and Inventory Financing BUSINESS MODEL - Third - Party Logistics, Warehousing, and Inventory Financing

9 - Third party inventory financing and import letters of credit for international sales Procurement - Long - term relationships with various U.S. and PRC parallel - import car dealers Financing Provided -  Establishing our own logistics and warehousing facilities, beginning with the acquisition of Edward Transit Express Group Inc. in February 2024 Self - operated Warehousing & Supply Chain Wholesale CHEETAH’S CORE BUSINESS See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. - Purchasing agent training program and standardized purchasing process - Referral program for purchasing agents to grow the team size

10 10 • We focus on luxury brand vehicles with manufacturer’s suggested retail prices (“MSRPs”) above $80,000 • Our business is scalable due to our standardized procurement and training process • We work with a large number of professional purchasing agents: 389 purchasing agents as of 12/31/2023 PARALLEL - IMPORT BUSINESS Cars Sold Average Selling Price See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

‾ Market historically driven by demand from wealthy Asian individuals seeking reasonably priced vehicles with customized features available with a short waiting time ‾ Economic challenges in the PRC rising since 2H 2023 • Company focused on providing high - demand parallel - import vehicles with attractive profit margins • Managing the spread between procurement costs and selling prices to maximize overall profit in each vehicle transaction ‾ In the 4 th quarter of 2023, luxury import brand manufacturers began selling vehicles below MSRP due to weak economic conditions and a shift in consumer demand to electric vehicles. • Selling prices in the PRC have significantly dropped, resulting in narrow or negative spreads vs. U.S. procurement costs for parallel import vehicles. • Parallel - import vehicle sales have declined accordingly, and are likely to remain depressed until luxury brand dealers in the PRC regain the ability to price their products closer to or above MSRP. ‾ Electric vehicle market may present continuing headwinds against future growth of the parallel import market • Exploring opportunities to participate in electric vehicle segment OPPORTUNITY & CHALLENGES See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 11

EXPANSION POTENTIAL See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. - Competitors typically unable to guarantee recurring large supplies due to their reliance on personal networks for sourcing U.S. vehicles - Focus on high gross margin transactions to protect profitability - Seeking to acquire additional warehousing and logistics businesses with the goal of reducing costs of transporting purchased vehicles from the dealer lot to the ultimate point of sale - Integrate logistics and warehousing services with inventory financing and offer to third parties, to become a comprehensive one - stop shop for small - and medium - sized traders within the global supply chain 12

13 Core Business Team & Client Base Warehousing & Logistics Future Acquisitions Financing for Traders - Establish warehousing and logistics systems - Use technical solutions to increase operational efficiency - Build economies of scale by providing these services to small - and medium - sized traders in the global supply chain industry - Manage the growth of our purchasing agent team - Maintain an adequate customer base for the parallel - import vehicle business - Provide financial services for small - and medium - sized traders - Expand our customer base by diversifying across various industries for our business - Actively pursuing new acquisitions of other parallel - import companies and warehousing/logistics service providers to foster business growth and synergies GROWTH STRATEGY Become a Solutions Provider to Parallel - importers while Expanding the Core Business: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 13

1 4 Tony Huan Liu Founder, CEO Director Vladimir Gavrilovic Catherine Chen Independent Director Adam Eilenberg Independent Director Xianggeng Huang Director Mr. Huang served as the chairman of the board of directors of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd. for 20 years, where he was responsible for running the board of directors, consulting the executives on issues, challenges, and opportunities facing the company, and high - level strategizing and business planning. Independent Director Mr. Liu has served as our CEO and our Chairman of the Board of Directors since August 2016; he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day - to - day operations and high - level strategizing and business planning. Mr. Eilenberg is the founding partner of a New York law firm specializing in corporate and securities law. Mr. Eilenberg has practiced law since 1980 and has extensive experience in transactions involving the acquisition, transfer, or licensing of technology and intellectual property and in acquisition and liquidity event transactions and related financings, including initial public offerings. Ms. Chen previously served as an investment director at Xiamen Chenshen Investment Co., Ltd., and has been responsible for the development and execution of financial investment strategies. She served as a marketing manager at Xiamen Jieou Automotive Electronics Co., Ltd., where she was responsible for brand promotion. Mr. Gavrilovic has extensive experience in global trade, foreign exchange markets, liquidity conditions, algorithmic trading technologies, and regulatory framework worldwide. Mr. Gavrilovic is the founder and CEO of Royal Tobacco Corporation LLC, a tobacco company he established in October 2019. BOARD OF DIRECTORS See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 14

1 5 Professional team focusing on innovation and breakthrough. Tony Huan Liu Founder, CEO Director Robert W. Cook CFO Mr. Liu has served as our CEO and our Chairman of the Board of Directors since August 2016, and he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day - to - day operations and high - level strategizing and business planning. Walter Folker VP Mr. Cook has served as our CFO since October 2022. He has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls. Mr. Cook previously served as the CFO of CorMedix Inc. (Nasdaq: CRMD) and oversaw the company’s overall financial management, investor and public relations and business development. Mr. Folker has served as our Vice President of Procurement since March 2022, and is responsible for developing our procurement strategies and plans, as well as formulating and managing short - and long - term objectives. He joined the company in 2017 and served as an acquisition manager, responsible for recruiting and managing our purchasing agents and coordinating and overseeing our miscellaneous procurement support activities. EXPERIENCED MANAGEMENT & INNOVATIVE TEAM See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 15

1 6 16 Our historical financial and operating results are not indicative of our future performance and our financial and operating r esu lts may fluctuate. The numbers are derived from the company’s audited annual financial statements. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 2022 : 2023 ： Trendline: 16 SELECTED FINANCIAL DATA Fiscal Year/Audited

17 17 SELECTED FINANCIALS 2023 & 2022 17

1 8 18 A significant but fragmented and underserved market with growth potential, though currently impacted by weak economic conditions and a shift in consumer demand to electric vehicles Parallel - import vehicle provider with a large team of professional purchasing agents, currently expanding warehousing and logistics services to reduce expenses and provide third - party services Visionary global management team with in - depth industry experience Striving to become one - stop solution for small - and medium - sized traders in the global supply chain sector beyond parallel - import vehicles See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. INVESTMENT HIGHLIGHTS 18

19 19 FOR QUESTIONS, PLEASE CONTACT: Cheetah Net Supply Chain Service Inc. 6201 Fairview Road, Suite 225 Charlotte, NC 28210, United States CONTACT AC Sunshine Securities LLC 7380 W. Sand Lake Road, STE 500, Orlando, FL 32819, United States 19